EXHIBIT (4)(viii)

                        Endorsement Correcting Death Provisions


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                                   ENDORSEMENT



This policy is amended as follows:

The first paragraph of the Distribution Rules section in the Death Provisions is deleted and replaced with the following:

                        The following distribution rules will apply after the death of the Owner, Joint Owner or the Annuitant occurring before income payments begin:

The first paragraph of the Optional Death Benefit at Death of the Annuitant provision in the Death Provisions is deleted and replaced with the following:

                        If the deceased was the Annuitant, his or her death occurs before income payments begin, and he or she was age 75 or younger on the policy date, the Designated Beneficiary may surrender the contract for the Death Benefit within 90 days of the date of such death. If this optional death benefit is paid, the contract will terminate, and we will have no further obligation under the policy.

For THE LIFE INSURANCE COMPANY OF VIRGINIA





                                          Paul E. Rutledge, III
                                                President